Exhibit 4.64
FIRST AMENDMENT TO
EXCLUSIVE RAGNAROK SOFTWARE LICENSE AGREEMENT
This First Amendment to the Exclusive Ragnarok Software License Agreement(“this Amendment”) is made as of this 1st day of June, 2008, by and between Gravity Co. Ltd., a corporation duly organized and existing under the laws of the Republic of Korea (“Korea”) and having its offices at 15F, Nuritkum Square Business Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, Korea (“Licensor”), and Gravity EU SASU (“Licensee”), a corporation duly organized and existing under the laws of France and having its principal place of business at 1 Place de la Coupole, Tour Areva 30 Floor, Paris La Defense, 92084, France.
RECITALS
WHEREAS, Licensee, Licensor and Mados, Inc. have entered into Assignment of Agreement on October 20th, 2006. Thereafter, Licensee has been recognized as the successor party of Mados, Inc. to the Exclusive Ragnarok Software License Agreement(“the Agreement”) on August 22nd, 2005 to distribute and market the online role playing game under the brand name of “Ragnarok” in France and Belgium.
WHEREAS, Licensor and Licensee to the Agreement now desire to amend the Agreement as specified below.
AGREEMENT
NOW, THEREFORE, the parties hereto agree as follows:
1.	The Article 1.19 in the Agreement shall be deleted in its entirely, and replaced with the following language:
1.19	“Territory” shall mean the territory of the following European Countries:
(1)	France

(2)	Belgium

(3)	The United Kingdom

(4)	Finland

(5)	Sweden

(6)	Norway

(7)	Ireland

(8)	Scotland

(9)	Denmark

(10)	And Spain
2.	Licensor and Licensee agree that Licensee shall pay the license fee for the extended territories when Licensor and Licensee renew the term of the Agreement.

3.	Except as hereinabove expressly agreed and amended, all of the terms and conditions of the Agreement shall continue in full force and effect.
IN WITNESSETH WHEREOF, the parties hereto have executed this First Amendment as of the day and year first written above.

LICENSOR: Gravity Co., Ltd		LICENSEE: Gravity EU SASU
By:		By:
Name:	Il-Young, Ryu	Name: Charles Baik
Title:	Chairman & CEO	Title: CEO